SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

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                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                DECEMBER 17, 1999


                                GREEN MOUNTAIN POWER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     VERMONT                                    03-0127430
(STATE  OR  OTHER  JURISDICTION  OF  INCORPORATION)                      (I.R.S.
EMPLOYER  IDENTIFICATION  NUMBER)


                                          1-8291
                             COMMISSION FILE NUMBER


                 163  ACORN  LANE,
                 COLCHESTER, VERMONT                       05446
      (ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES)
(ZIP  CODE)





                                    (802) 864-5731
                         (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)









ITEM  5.  OTHER  EVENTS-RATE  INCREASE  ORDER

     On December 17, 1999, the Vermont Public Service Board (VPSB) issued an Order approving a Memorandum of Understanding that the Company had entered into with the Vermont Department of Public Service and International Business Machine Corporation for a temporary rate increase of 3 percent, in addition to the current temporary rate level, to become effective as of January 1, 2000. The temporary rates are subject to refund in the final rate case decision, if the final rates set are lower than the temporary rates. The VPSB's Order further provides that the Company's currently pending rate case, which has been stayed since late fall of 1998, would remain stayed until September 2000, with a final decision in the case expected by December 31, 2000. The VPSB found that approval of the rate increase and stay "will advance the public interest by providing GMP and other involved parties the necessary opportunity to continue on-going efforts to address power supply costs, by buttressing the financial viability of GMP until final rates are established in this case, and by providing for the continued delivery of safe and reliable electric service to GMP's customers." The Order increases the Company's projected revenues, over the prior temporary rate level, by $4.6 million for 2000.

As a result of the VPSB Order, the Company's revolving credit banks have agreed to maintain the amount available under the Company's credit facility at $15 million. If and when net proceeds become available from certain sales of the Company's assets, the credit facility will be reduced by the amount of those proceeds. The Company believes that the amounts available under the amended credit agreement will be sufficient to meet its forecasted borrowing requirements for the duration of the original revolving credit agreement, which is scheduled to expire on June 21, 2000.

       ITEM  7.  FINANCIAL  STATEMENTS,  PRO  FORMA  FINANCIAL  INFORMATION  AND
EXHIBITS.
(a)  and  (b)  --not  applicable
(c)  Exhibits--not  applicable































SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.


GREEN  MOUNTAIN  POWER  CORPORATION
                                         Registrant



By  /s/  NANCY  ROWDEN  BROCK
    -------------------------
NANCY  ROWDEN  BROCK,  VICE  PRESIDENT,  CHIEF  FINANCIAL
OFFICER,  TREASURER  AND  CORPORATE
SECRETARY


BY  /S/  ROBERT  J.  GRIFFIN
    ------------------------
ROBERT  J.  GRIFFIN,  CONTROLLER


DATED:  December  21,  1999